SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

[ ] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X] Definitive Information Statement

MedXLink Corp.
(Name of Registrant As Specified In Its Charter)

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[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: n/a

(2) Form, Schedule or Registration Statement No.: 14C Definitive

(3) Filing Party: MedXLink Corp.

(4) Date Filed: July 12, 2004

SEC File Number 2-94704-NY FINAL COPY

MedXLink Corp.
378 North Main, #124
Layton, Utah 84061
(801) 497-9075

INFORMATION STATEMENT PURSUANT TO
SECTION 14(c) OF THE SECURITIES

EXCHANGE ACT OF 1934 AND

RULE 14C PROMULGATED THERETO

NOTICE OF CORPORATE ACTION

BY WRITTEN SHAREHOLDER CONSENT
WITHOUT SPECIAL MEETING OF THE SHAREHOLDERS

We Are Not Asking You for a Proxy and You are Requested Not to Send Us a Proxy.

Purpose of Information

This Information Statement, which is being mailed on or about July 12, 2004, to the holders of shares of the Common Stock, par value $.001 per share (the "Common Stock"), of MedXLink Corp., a Nevada Corporation (the "Company"), is being furnished in connection with the taking of certain corporate action pursuant to written consent by a majority of the shareholders of the Company. Effective August 2, 2004, the shareholders will ratify a reverse split of the Company's common stock and a change of the Company's name which took place in July, 2002, which was approved by a majority of the shareholders in May, 2002.

Because shareholders holding a majority of the shares are in favor of the following actions, proxies are not being solicited in this matter.

No Meeting Being Held.

Because shareholders representing a majority of the shares outstanding are in favor of the proposed corporate action, shareholder approval will be achieved by written consent in accordance with the corporate laws of the State of Nevada. In an effort to minimize the Company's expenses, a special meeting of the shareholders is not required and will not be held.

No Dissenter's Rights of Appraisal.

The Company's shareholders do not have dissenter's rights of appraisal in connection with any of the matters to be approved by the shareholders.

Voting Securities and Principal Holders Thereof;

Interest of Certain Person in Matters to be Acted Upon

1. Share information.

As of the record date, June 21, 2004, there were approximately 2,487,794 shares of stock outstanding. Each outstanding share of Common Stock is entitled to one vote.

The following table sets forth certain information with respect to persons known to the Company to own beneficially more than five percent (5%) of the Company's voting securities, as of the record date, and persons who have served and/or are still serving as directors of the Company since the beginning of the last fiscal year, and the directors and officers of the Company as a group.

                                                                                                     Amount and
                                                                              Position            Nature of     Percent
Title of                 Name and Address of                 with                  Beneficial          of
Class                     Beneficial Owner                      Company         Ownership        Class
Common                Dean Becker                            Dir. & Pres.         2,005,000      80
378 North Main,
 #124
Layton, Utah 84061

Management as a group (one)                                                             2,005,000       80

2. Changes in Control.

The Company is currently seeking business opportunities to acquire or merge with. The Company has investigated several opportunities, but has not entered into a definitive agreement to date. Changes in the composition of the Board of Directors, as well as changes in controlling ownership of the Company's voting stock, could be possible, if not likely, in the near future as the Company seeks business venture acquisitions or mergers.

Matters to be Consented To

Ratify Prior Corporate Actions.

In 2002 the Company's stock had little or no public market for its common stock. Based upon current market conditions and limited brokerage firm interest in low priced securities, management determined that it was in the Company's best interest to effectuate a reverse split. On May 31, 2002 the shareholders consented to a 100 to 1 reverse split. Fractional shares were rounded up to the nearest full share. In an effort to preserve shareholders in "round lots", which is of benefit to the shareholders and the Company, no certificate below one hundred shares was reversed and no certificate greater than one hundred shares was be reversed below one hundred shares. Additionally, the shareholders authorized the Company to change its name from NTC Holdings, Inc. to MedX Link Corp.

The foregoing matters were consented to by a majority of the Company's shareholders in conformance with Nevada law, but management desires to ratify such action through this filing with the SEC and mailing to the shareholders of the Company.

Vote Required for Approval

Approval of the proposed above action requires a majority vote of the shareholders of shares as of the Record Date. Because shareholders holding a majority of the shares are in favor of the proposed actions, proxies are not being solicited in this matter and the corporate action will be approved by written shareholder consent.